EXHIBIT 11
                               BEA SYSTEMS, INC.
                           JULY 31, 1997 FORM 10-QSB
                       COMPUTATION OF NET LOSS PER SHARE
                  (in thousands, except for per share amounts)
                                  (unaudited)

                                                                   Six months ended         Three months ended
                                                                        July 31,                 July 31,
                                                                    1997        1996         1997        1996
Net Loss Per Share:

Weighted average common shares outstanding for the period          53,373        8,473      56,035        8,652
Common equivalent shares pursuant to Staff Accounting Bulletin
  Nos. 64 and 83                                                     -          19,524         -         19,524
                                                                  -------      -------      ------       ------
Shares used in historical per share computation                    53,373       27,997      56,035       28,176
                                                                  -------      -------      ------       ------
                                                                  -------      -------      ------       ------
Net loss                                                         $(23,492)    $(75,293)    $(3,121)     $(7,842)
Cumulative  dividends on Series B redeemable convertible
  preferred stock                                                    (268)        (311)     (  -  )        (192)
                                                                  -------      -------      ------       ------
Net loss applicable to common stockholders                       $(23,760)    $(75,604)    $(3,121)     $(8,034)
                                                                  -------      -------      ------       ------
                                                                  -------      -------      ------       ------

Net loss per share                                               $  (0.45)    $  (2.70)    $ (0.06)     $ (0.29)
                                                                  -------      -------      ------       ------
                                                                  -------      -------      ------       ------

Pro Forma Net Loss Per Share:

Shares used in historical per share computation                      -          27,997         -         28,176
Common equivalent shares assuming conversion of preferred stock      -          22,200         -         22,200
                                                                               -------                   ------
Shares used in per share computation                                 -          50,197         -         50,376
                                                                               -------                   ------
                                                                               -------                   ------

Net loss                                                             -        $(75,293)        -        $(7,842)
                                                                               -------                   ------
                                                                               -------                   ------
Pro forma net loss per share                                         -        $  (1.50)        -        $ (0.16)
                                                                               -------                   ------
                                                                               -------                   ------

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